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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT



     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


Date of Report:       October 29, 1998



                       HORACE MANN EDUCATORS CORPORATION
             (Exact name of registrant as specified in its charter)



        Delaware                     1-10890                     37-0911756
(State of incorporation)      (Commission File Number)        (I.R.S. Employer
                                                             Identification No.)


1 Horace Mann Plaza, Springfield, Illinois                      62715-0001
 (Address of principal executive offices)                       (Zip Code)

Registrant's telephone number, including area code:  217-789-2500


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Forward-looking Information

     Statements made in the following discussion that state the Company's or management's intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note that the Company's actual results could differ materially from those projected in such forward-looking statements due to, among other risks and uncertainties inherent in the Company's business, changes in federal income tax laws and changes resulting from federal tax audits effecting corporate tax rates or taxable income.

Item 5:  Other Events

     The Internal Revenue Service (the "IRS") regularly audits the Company's federal income tax returns and is currently conducting an audit of the Company's 1994 and 1995 tax returns. As a result of this audit, certain tax benefits which the Company has realized in the past will not be available to the Company after 1998. Therefore, the Company's effective corporate tax rate is expected to be approximately 33% in 1999 and beyond (an increase from approximately 27% in 1998), assuming that the Company's level of tax-exempt investment income remains about the same.

     In addition, in the course of the current audit, the IRS is taking the position thus far that it is not bound by certain documented understandings contained in the Revenue Agent's Reports (the "RARs") pertaining to the audits of the Company's 1989 through 1993 tax returns. The Company is vigorously contesting the IRS' position and believes the IRS should honor the understandings documented in the RARs. The Company's tax advisors, KPMG Peat Marwick LLP, concur with the Company's interpretation of the RARs. The outcome of this matter is uncertain. Therefore, the Company has not accrued a liability in its financial statements with regard to this matter. The maximum amount of additional taxes, with respect to the 1994 through 1998 tax years, if any, that might be due as a result of the resolution of this matter would be less than 5% of the Company's shareholders' equity as of June 30, 1998. Such additional taxes, if any, would increase the Company's effective corporate tax rate only in the year of payment of such taxes.






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                                  SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                              HORACE MANN EDUCATORS CORPORATION


                              By:       /s/ Roger W. Fisher
                                 --------------------------------------
                                 Name:  Roger W. Fisher
                                 Title: Senior Vice President,
                                        Financial Information & Control

Date: October 29, 1998





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